SRAX Reports Continued Revenue Growth in Q1 2021 and Increases Full-Year Guidance

May 17, 2021 04:00 PM Eastern Daylight Time

LOS ANGELES—(BUSINESS WIRE)—SRAX, Inc. (NASDAQ: SRAX), a financial technology company that unlocks data and insights for publicly traded companies through Sequire, its SaaS platform, is providing unaudited financial results for Q1 of 2021 today, May 17th, 2021.

First Quarter 2021 and Recent Operational Highlights and Guidance

●	Revenue for Q1 of $5.4M up 1,450% year-over-year, 21% sequentially quarter-over-quarter, exceeding previous guidance
●	Full-year revenue guidance increased from $23M - $25M to $25M - $27M
●	Sequire bookings of $10M for Q1 and $7.2M to date in Q2
●	9 consecutive quarters of Sequire SAAS growth
●	Currently holding approximately $23M worth of marketable securities
●	200 public companies/partners have subscribed to Sequire, up 17 since our Q4 release
●	Sequire revenue to be recognized from existing contracts in 2021: $19.8M as of this release.
●	Second Quarter revenue guidance reiterated at $7M

Three months ended March 31, 2021

●	Total Revenue was $5.4M, an increase of 1,450% as compared to the same period last year.
●	Gross Margin was 70%, as compared to 68% in the same period last year.
●	Operating Expenses were $5M as compared to $4.1M in the same period last year.
●	EBITDA increase of $2.6M, ($600K) vs ($3.2M) in Q1 2020

SRAX less BIGtoken, Three months ended March 31, 2021

●	Total Revenue was $4.6M, an increase of 2,803% as compared to the same period last year.
●	Gross Margin was 70%, as compared to 91% in the same period last year.
●	Operating Expenses were $3M as compared to $1.7M in the same period last year.
●	EBITDA increase of $2M, $500K vs ($1.5M) in Q1 2020

“Our team has delivered another amazing quarter. We continue to see accelerated bookings into the second quarter, beat our Q1 guidance and increased our guidance for the year,” said Christopher Miglino, Founder and CEO of SRAX. “Our technology continues to deliver valuable results for our clients as we continue to add new features. We have a robust pipeline of features that will be added this year. The best of what we are building has not even hit the market yet,” added Miglino.

Video Call:

SRAX’s Founder and CEO Christopher Miglino and CFO Michael Malone will provide an operational and financial summary of Q1 on a video call, with a live question and answer session, on May 17th, 2021 at 1:30 pm PT/4:30 pm ET.

To register for the live webcast and view the presentation, please sign up here: https://Q12021earningscall.mysequire.com

To access the conference by phone:

Dial US +1 669-900-6833 | Webinar ID: 959-8207-6042 | Passcode: 288501

Non-GAAP Measures:

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (GAAP), we use the following non-GAAP financial measures: EBITDA. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business. For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the “Reconciliation of GAAP to Non-GAAP Results” table in this press release.

SRAX less BIGtoken EBITDA is defined as earnings before interest, taxes, depreciation and amortization, changes in the fair-value of derivative and warrant liabilities and certain additional one-time charges and excluding the results from the BIGtoken carved-out entity.

About SRAX:

SRAX (NASDAQ: SRAX) is a financial technology company that unlocks data and insights for publicly traded companies. Through its premier investor intelligence and communications platform, Sequire, companies can track their investors’ behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX, visit srax.com.

Safe Harbor Statement:

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate,” “plan,” “will,” “intend,” “believe” or “expect” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to increase our revenues, satisfy our obligations as they become due, report profitable operations and other risks and uncertainties as set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, and our subsequent Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of SRAX and are difficult to predict. SRAX undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SEGEMENT OPERATING PERFORMANCE - As reported

Three months ended March 31,

	SEQUIRE			BIGTOKEN			CORPORATE & OTHER			ELIMINATIONS			CONSOLIDATED SRAX
($’s)	‘21	‘20	% chg	‘21	‘20	% chg	‘21	‘20	% chg	‘21	‘20	% chg	‘21	‘20	% chg
TOTAL REVENUE	4,553,000	107,000	n/m	855,000	193,000	343%	364,000	52,000	600%	(330,000)	-	n/m	5,442,000	351,000	1450%
COGS	1,376,000	14,000	n/m	273,000	98,000	179%	1,000	-	n/m	-	-	n/m	1,650,000	112,000	n/m
Gross Margin	3,177,000	93,000	n/m	582,000	95,000	513%	363,000	52,000	598%	(330,000)	-	n/m	3,792,000	239,000	n/m
Margin %	69.78%	87%		68.07%	49%		99.73%	100%		100.00%	n/a		69.68%	68%
Cash OPEX	1,882,000	158,000	1091%	1,976,000	1,801,000	10%	1,126,000	1,492,000	-25%	(330,000)	-	n/a	4,654,000	3,450,000	35%

EBITDA	1,295,000	(65,000)	-2092%	(1,394,000)	(1,706,000)	-18%	(763,000)	(1,440,000)	-47%	-	-	n/a	(862,000)	(3,211,000)	-73%

Non Cash OPEX	76,000	26,000	192%	142,000	569,000	-75%	405,000	67,000	504%	-	-	n/a	623,000	663,000	-6%
Operating Expense	1,958,000	184,000	964%	2,118,000	2,370,000	-11%	1,531,000	1,559,000	-2%	(330,000)	-	n/m	5,277,000	4,113,000	28%

Operating Income	1,219,000	(91,000)	-1440%	(1,536,000)	(2,275,000)	-32%	(1,168,000)	(1,507,000)	-22%	-	-	n/m	(1,485,000)	(3,874,000)	-62%

Contacts

Bri Kelvin
investors@srax.com